Exhibit 2.44

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE,

DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE

CERTIFICATE OF AMENDMENT OF “METATRON, INC.”, FILED IN THIS OFFICE ON

THE FOURTEENTH DAY OF MARCH, A.D. 2018, AT 11:29 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT

COUNTY RECORDER OF DEEDS.

3318552 8100	Authentication: 202317107
SR# 20181906524	Date: 03-14-18

You may verify this certificate online at corp.delaware.gov/authver.shtml

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State of Delaware
Secretary of State
Division of Corporations
Delivered 11:29 AM 03/14/2018
FILED 11:29 AM 03/14/2018
SR 20181906524 - File Number 3318552

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

METATRON, INC.

Metatron, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

This Certificate of Amendment (the "Certificate of Amendment") amends the provisions of the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation").

1.	Article FOURTH of the Certificate of Incorporation is hereby amended by deleting it in its entirety and substituting therefor:

"FOURTH. The Corporation shall be authorized to issue a total of 8,006,000,000 shares of its capital stock, consisting of (a) 8,000,000,000 shares of Common Stock, par value $0.00001 per share (the "Common Stock") and (b) 6,000,000 shares of preferred stock, par value $0.00001 per share (the "Preferred Stock"), of which (i) 100 shares have been designated as Series A Preferred Stock, par value $0.00001 per share, (ii) 2,000,000 shares have been designated as Series B Preferred Stock, par value $0.00001, and (iii) 3,999,900 shares shall be undesignated, "Blank Check Preferred Stock," par value $0.00001 per share. The Blank Check Preferred Stock may be issued from time to time and in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the rights, powers, preferences, and restrictions granted to or imposed upon any wholly unissued series of Blank Check Preferred Stock and, within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status that such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law."

"Effective at 11:59 p.m., Eastern Time, on March 16, 2018 (the "Effective Time"), every fifty-seven (57) shares of Common Stock of the Corporation issued and outstanding or held as treasury shares shall thereupon, without any action on the part of the holder thereof or the Corporation, be reclassified and combined into one (1) share of validly issued, fully paid, and non-assessable share of Common Stock having a par value of $0.00001 per share, subject to the treatment of fractional share interests as described in the immediately following sentence (the "Reverse Stock Split"). Any fractional shares of Common Stock resulting from the Reverse Stock Split shall be rounded up to the next whole share."

2.	For purposes of clarification, the Corporation filed a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on March 1, 2018 (the "Preceding Amendment"), wherein the Preceding Amendment contemplated a reverse stock split to be effective at 11:59 p.m., Eastern Time, on March 15, 2018. As of the filing date of this Certificate of Amendment, the date and time for the previously contemplated reverse stock split has not passed and, accordingly the reverse stock split contemplated thereby has not been effectuated. In lieu thereof, the reverse stock split contemplated hereby will occur at the Effective Time.

3.	All other provisions of the Certificate of incorporation remain unchanged.

This Certificate Amendment to the Certificate of Incorporation was approved by written consent of the Board of Directors and the stockholders of the Corporation effective March 13, 2018, pursuant to the requirements of Sections 228 and 242 of the Delaware General Corporation Law.

(Signature appears on the following page)

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of incorporation to be duly executed by its authorized officer as of the 13th day of March, 2018.

METATRON APPS INC.

By:	/s/ Ralph Riehl
Name: Ralph Riehl Title: President and Chief Executive Officer

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